SEVENTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT






THIS SEVENTH ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, as amended, by and between The Nottingham Management Company (the "Administrator") and Wachovia Bank, NA (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


     1. The Administrator and Bank wish to add EARNEST Partners Fixed Income Trust to the Agreement and modify Exhibit A of the Agreement accordingly.

          a. Exhibit A is hereby modified and amended by deleting "Nottingham Investment Trust II (except EARNEST Partners Fixed Income Trust)" and replacing the same in Exhibit A with the following:

                  "The Nottingham Investment Trust II"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 15th day of June, 2004.


THE NOTTINGHAM MANAGEMENT COMPANY   WACHOVIA BANK, NA


By: /s/ C. Frank Watson III          By:  /s/ Ellen C. Krause
    __________________________            __________________________
       C. Frank Watson III                Ellen C. Krause
Its:  President                      Its: Vice President